Exhibit 99.1
TriPath Imaging, Inc.
780 Plantation Drive
Burlington, NC 27215
December __, 2005

[NAME]
c/o TriPath Imaging, Inc.
780 Plantation Drive
Burlington, NC 27215
Dear [NAME]:
     This letter agreement (this “Agreement”) is being entered into by and between you and TriPath Imaging, Inc. (the “Company”), a Delaware corporation, in connection with certain stock options granted to you pursuant to the Company’s Amended and Restated 1996 Equity Incentive Plan that are “Underwater Options”, as defined below.
     Pursuant to and in accordance with the recommendation of the Compensation Committee, the Board of Directors of the Company has determined to fully accelerate the vesting of each otherwise unvested stock option (except for options scheduled to vest on December 31, 2005) held by an option holder employed by the Company as of December 30, 2005 if such option has an exercise price that is greater than or equal to $7.00, which price exceeds by $0.97 the price of the Company’s Common Stock as of the closing of the Nasdaq National Market on December 29, 2005 (each an “Underwater Option”), subject to certain conditions, including (i) that in any case in which such acceleration of vesting would cause the aggregate fair market value of all Company Common Stock with respect to which incentive stock options are exercisable for the first time by any individual in the 2005 calendar year (under any equity compensation plan of the Company) to exceed $100,000 (with the fair market value of such stock being determined as of the time the option was granted), such acceleration shall not be effective until such individual executes a letter agreement providing that he or she agrees and consents to such acceleration and the treatment of any incentive stock options exceeding the annual $100,000 threshold as non-qualified stock options and (ii) that the vesting of any such stock options that are held by any employee at Vice President level and above or any non-employee Director of the Company shall not accelerate until such executive or Director executes an agreement pursuant to which he or she agrees to refrain from selling, transferring, pledging, or otherwise disposing of any shares acquired upon the exercise of options so accelerated (other than shares required to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under such options’ pre-acceleration vesting terms or, if earlier, his or her last day of employment or upon a “change of control” as defined in the Company’s Amended and Restated 1996 Equity Incentive Plan or any other agreement between the individual and the Company.

[NAME]
December ___, 2005

1.	CONSENT AND AGREEMENT TO NON-QUALIFIED OPTION TREATMENT.
          You agree and consent to the acceleration of your Underwater Options and the treatment of any incentive stock options exceeding the annual $100,000 threshold as non-qualified stock options.
2.	LOCK-UP AGREEMENT.
          You agree to refrain from selling, transferring, pledging, or otherwise disposing of any shares acquired upon the exercise of your accelerated Underwater Options (other than shares required to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under such options’ pre-acceleration vesting terms set forth in the option agreement(s) between you and the Company relating to your Underwater Options or, if earlier, your last day of employment or upon a “change of control” as defined in the Company’s Amended and Restated 1996 Equity Incentive Plan or any other agreement between you and the Company.
3.	COUNTERPARTS.
          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.
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[NAME]
December ___, 2005

     If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this subject.

Sincerely, TRIPATH IMAGING, INC. Name: Robert E. Curry Title: Chairman of the Compensation Committee

I acknowledge receipt and agree with the foregoing terms and conditions.

Name: [NAME]